Exhibit 99.1

Clearwater Paper Corporation

601 W. Riverside Avenue

Suite 1100

Spokane, Washington 99201

News Release

Contact:	(News media)	(Investors)
	Matt Van Vleet	Doug Spedden
	509.344.5912	509.344.5906

CLEARWATER PAPER CORPORATION ANNOUNCES

PRICING OF $150 MILLION OF SENIOR NOTES

Spokane, Wash.—June 8, 2009—Clearwater Paper Corporation (NYSE: CLW) today announced the pricing of its previously announced offering of $150 million aggregate principal amount of senior notes due 2016 (the “Notes”). The Notes will have an interest rate of 10.625% per annum and are being issued at a price equal to 98.792% of their face value.

The Company estimates that the net proceeds from the offering will be approximately $144 million after deducting discounts and estimated offering expenses. The Company expects to use approximately $107 million of the net proceeds in satisfaction of the Company’s obligations with respect to $100 million principal amount of credit sensitive debentures plus accrued interest due December 1, 2009. The credit sensitive debentures were originally issued by an affiliate of Potlatch Corporation and, prior to the Company’s spin-off from Potlatch, the Company assumed the obligation to pay all amounts due to holders of the credit sensitive debentures. The Company will retain the remaining net proceeds of the Notes for general corporate purposes, including potential acquisitions and capital expenditures.

As the offering is a private placement, the notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes to be offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including, but not limited to, statements regarding the proposed offering of the notes and the anticipated use of proceeds therefrom. These forward-looking statements are based on the Company’s current expectations, estimates and assumptions that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the impact of conditions in the credit markets generally and, in particular, for companies in the markets in which the Company operates, and changes and uncertainty in the United States and international economies, which pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news. For a discussion of additional factors that may cause results to differ, see the Company’s public filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date thereof. The Company does not undertake to update any forward-looking statements.

###